                                                                    Exhibit 99.1


           MED DIVERSIFIED FILES FOR CHAPTER 11 BANKRUPTCY PROTECTION


ANDOVER, MASS.--NOVEMBER 27, 2002--Med Diversified, Inc., (PINK SHEETS: MDDV), ("the Company"), a provider of home and alternate site health care services, today announced it has filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company said this action was necessary to restructure its finances in the wake of the collapse of its primary financing source, National Century Financial Enterprises ("NCFE"). The petitions, filed today in the U.S. Bankruptcy Court for the Eastern District of New York, also seek bankruptcy protection for certain subsidiaries of the
Company: Chartwell Diversified Services, Inc., Chartwell Care Givers, Inc., Chartwell Community Services, Inc., Resource Pharmacy, Inc. and Trestle Corporation.

The Company said the filing would enable it to refocus on operating its businesses and serving its customers while it develops a plan of reorganization to resolve its debt liabilities.

"We intend to argue passionately the merits of our complaint against those parties we believe are responsible for the financial crises of dozens of health care providers," said Angeline Cook, director of investor relations for Med Diversified. "However, we anticipate bankruptcy protection will allow us to restructure our finances and focus on the operations of our two primary subsidiaries, Chartwell Diversified Services and Tender Loving Care Health Care Services. Moving forward, our employees, partners and, most importantly, our patients, can be confident we intend to continue delivering services with the same integrity and quality for which we have always been known within local markets."


About Med Diversified

Med Diversified operates companies in various segments within the health care industry, including pharmacy, home infusion, multi-media, management, clinical respiratory services, home medical equipment, home health services and other functions. For more information, see http://www.meddiversified.com.



Statements in this news release that relate to management's expectations, intentions or beliefs concerning future plans, expectations, events and performance are "forward looking" within the meaning of the federal securities laws. These forward-looking statements include assumptions, beliefs and opinions relating to the Company's business strategy, management's ability to satisfy industry and consumer needs with its products and services and, health-care industry trends. Management's forward-looking statements further assume that the Company will be able to successfully develop and execute on its strategic relationships. Many known and unknown risks, uncertainties and other factors, including general economic conditions and risk factors detailed from time to time in news releases and the Company's filings with the Securities and Exchange Commission, may cause these forward-looking statements to be incorrect in whole or in part. The investor should review such public filings to get a comprehensive picture and analysis of all conditions and circumstances. The Company expressly disclaims any intent or obligation to update any forward-looking statements. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors set out above, including, without limitation, integration of business and management associated with the Company's business relationships and acquisitions, acceptance by customers of the Company's products and services, competition in the health-care market, government regulation of health care, the Company's limited operating history, general economic conditions, availability of capital and other factors.


FOR MORE INFORMATION:
Angeline Cook
Med Diversified, Inc.
(978) 323-2543
acook@meddiv.com